Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Movie Trailer Galaxy, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on October 7, 2010 (the “Registration Statement”), of our report dated October , 2010, relating to the balance sheets of Movie Trailer Galaxy, Inc. as of August 31, 2010 and the related statements of operations, stockholders’ equity, and cash flows for the period from April 27, 2010 (inception) through August 31, 2010 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
October 15, 2010